UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 29, 2011

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio	45432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

As previously disclosed, following the Company’s announcement on April 20, 2011, that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated April 19, 2011 with The AES Corporation (“AES” or “Parent”) and Dolphin Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”), twelve putative class action lawsuits were filed in connection with the merger and the Merger Agreement.  One of these lawsuits was dismissed without prejudice and the three federal lawsuits pending in the U.S. District Court for the Southern District of Ohio (the “District Court”) were consolidated.

On July 29, 2011, the Company, the Company’s directors, AES and Merger Sub entered into a memorandum of understanding with the plaintiffs in the consolidated federal action (the “MOU”).  The MOU reflects an agreement in principle to settle the claims asserted in the consolidated federal action.  A copy of the MOU is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The MOU provides that in consideration for the settlement of the consolidated federal action, DPL will make certain supplemental disclosures concerning the merger in the definitive proxy statement to be mailed to shareholders in connection with DPL’s annual shareholder meeting at which the merger will be considered.  The disclosures will include a summary of the levered and unlevered free cash flows used in the financial projections prepared by management of the Company and in the discounted cash flow analysis prepared by the Company’s financial advisor.  The MOU also provides that the parties will work in good faith to complete reasonable and appropriate confirmatory discovery as agreed to by the parties prior to any shareholder vote on the merger and to enter into and file with the District Court a stipulation of settlement and such other related documentation as may be necessary and appropriate to obtain prompt approval from the District Court and the dismissal of the consolidated federal action with prejudice.  After submission of the stipulation of settlement, the District Court will schedule a hearing regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses.

There can be no assurance that the merger will be consummated, that the parties will ultimately enter into a stipulation of settlement or that the District Court will approve the settlement even if the parties enter into such stipulation.  In such event, the proposed settlement as contemplated by the MOU may be terminated.  The settlement will not affect the amount of the merger consideration that DPL’s shareholders are entitled to receive in the merger.

DPL and its board of directors believe that these lawsuits are without merit and are seeking to settle them to eliminate the burden and expense of litigation and to provide additional information to our shareholders at a time and in a manner that would not cause any further delay in the annual meeting or the consummation of the merger.  Absent such settlement, DPL intends to vigorously defend against all of the claims.  Nothing contained in this Current Report on Form 8-K, the MOU or any stipulation of settlement shall be deemed to be an admission of liability or any wrongdoing by any defendant in the actions nor shall anything in this Current Report on Form 8-K, the MOU or any stipulation of settlement be deemed an admission of the materiality of any of the disclosures set forth herein.

Additional Information

This communication is being made in respect of the proposed Merger transaction involving DPL and AES.  In connection with the proposed transaction, DPL will file with the Securities and Exchange Commission, a definitive proxy statement and will mail the definitive proxy statement to its shareholders.  Shareholders are encouraged to read the definitive proxy statement regarding the proposed transaction in its entirety, because it contains important information about the transaction.  Shareholders can obtain a free copy of the definitive proxy statement, when it becomes available, as well as other filings made by DPL regarding DPL, AES and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  These materials can also be obtained, without charge, by directing a request to DPL at communications@dplinc.com.

DPL, AES and their respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from DPL’s shareholders with respect to the proposed transaction.  Information regarding the officers and directors of DPL is included in its Annual Report on Form 10-K for the year ended December 31, 2010 which was filed on February 18, 2011 with the Securities and Exchange Commission, and DPL’s notice of annual meeting and definitive proxy statement for its most recent annual meeting, which will be filed with the Securities and Exchange Commission.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                  Exhibits.

99.1	Memorandum of Understanding, dated as of July 29, 2011

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: August 3, 2011
/s/ Arthur G. Meyer
	Name:	Arthur G. Meyer
	Title:	Senior Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Memorandum of Understanding, dated as of July 29, 2011	E